Green Builders, Inc. Notifies NYSE Amex of Its Intent to
Voluntarily Delist From Exchange

Austin, TX – September 22, 2009 - Green Builders, Inc. (NYSE Amex:GBH) (the “Company) announced today that it has given formal notice to the NYSE Amex (the “Exchange”) of its intent to voluntarily delist from the Exchange.

The Exchange had previously notified the Company that it was not in compliance with the Exchange’s continued listing standards under Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii), and 1003(a)(iv) of the NYSE Amex Company Guide (the “Company Guide”).  On February 23, 2009 the Company submitted a plan of compliance to the Exchange.  On April 24, 2009 the Exchange notified the Company that it had accepted its plan for regaining compliance with the Exchange’s continued listing standards and granted the Company an extension until July 23, 2009 to regain compliance with Section 1003 (a)(iv) and until July 23, 2010 to regain compliance with Section 1003(a)(i), Section 1003(a)(ii), and Section 1003(a)(iii) of the Company Guide.  To date, the Company has not made satisfactory progress consistent with the plan presented to the Exchange and as such the Company’s Board of Directors has authorized the delisting of the Company’s common stock from the Exchange.  The Company anticipates that it will file a Form 25 with the SEC relating to the delisting of its common stock on or about October 2, 2009. The Company expects that the last day of trading of its common stock on the Exchange will be on or about October 12, 2009.

The Company will continue to focus its efforts on reducing expenses and building its business rather than on taking steps necessary to regain compliance with the Exchange’s continued listing standards.  In addition, the Company is considering taking additional cost-saving actions, which may include, among other alternatives: (1) the deregistration of its common stock from the Securities Exchange Act of 1934, which the Company believes would allow management to focus on the Company’s core business rather than spending time and effort on SEC reporting and compliance with Sarbanes Oxley, (2) the renegotiation of its subordinated convertible debt in order to improve its balance sheet, attract new capital and reduce interest expense and (3) taking actions to raise additional capital.  The Company can give no assurance that these actions will be taken or, if so, on what terms such actions would be taken.

Cautionary Note Regarding Forward-Looking Statement

This press release may contain some statements that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to anticipated events, trends, or results and generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. These statements are subject to risks. Many factors could cause actual results to differ materially from those anticipated in forward-looking statements, including factors described under “Risk Factors” in our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008 and our Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement such forward-looking statements.

Media Contact:
Cindy Hammes
Green Builders, Inc.
chammes@greenbuildersinc.com
512-314-6759